Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Third Quarter 2022

In the third quarter, we produced over 365,000 vehicles and delivered over 343,000 vehicles.

Historically, our delivery volumes have skewed towards the end of each quarter due to regional batch building of cars.  As our production volumes continue to grow, it is becoming increasingly challenging to secure vehicle transportation capacity and at a reasonable cost during these peak logistics weeks.  In Q3, we began transitioning to a more even regional mix of vehicle builds each week, which led to an increase in cars in transit at the end of the quarter.  These cars have been ordered and will be delivered to customers upon arrival at their destination.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	19,935	18,672	10%
Model 3/Y	345,988	325,158	3%
Total	365,923	343,830	3%

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Tesla will post its financial results for the third quarter of 2022 after market close on Wednesday, October 19, 2022. At that time, Tesla will issue a brief advisory containing a link to the Q3 2022 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q3 2022 Financial Results and Q&A Webcast
When: Wednesday, October 19, 2022
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q3 2022 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Statements herein regarding our production and delivery volumes are “forward-looking statements” based on management’s current expectations and are subject to risks and uncertainties. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.